EXHIBIT 5
                                                           ---------


PURSUANT TO RULE 24(B)(2) PROMULGATED UNDER THE SECURITIES
AND EXCHANGE ACT OF 1934, AS AMENDED, CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED FOR CERTAIN PROVISIONS OF
THIS AGREEMENT.  SUCH CONFIDENTIAL INFORMATION HAS BEEN (I)
OMITTED FROM THIS VERSION OF THE AGREEMENT, (II) MARKED
WITH ASTERISKS (**) TO INDICATE SUCH DELETIONS AND (III) FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION


                    CONFIDENTIAL LICENSE AGREEMENT
                  FOR NINTENDO 64 VIDEO GAME SYSTEM
                         (Western Hemisphere)

     THIS AGREEMENT is entered into between NINTENDO OF AMERICA INC., a Washington corporation with an address for notice purposes of 4820 150th Avenue N.E., Redmond, WA 98052 (Fax: 206-882-3585) ("NINTENDO") and GAMETEK,
INC., a California corporation with an address for notice purposes of 3 Harbor Drive,
Suite 110, Sausalito, CA 94965 (Fax: (415) 289-0240), Attention: President ("LICENSEE").

NINTENDO and LICENSEE acknowledge and agree as follows:

1.   RECITALS

    1.1 NINTENDO markets and sells a high-quality video game system, including hardware, software and an input controller, marketed by NINTENDO under its trademarks "Nintendo 64registered trademark" and "N64trademark", for playing video games.

    1.2 LICENSEE desires to gain access to and rights to utilize highly proprietary programming specifications, development tools, trademarks and other valuable intellectual property rights in order to develop video game software and to purchase and sell such video game software from NINTENDO for play on the Nintendo 64 system, which system was developed by NCL and Silicon Graphics, Inc.

    1.3 NINTENDO is willing to grant a license to utilize such proprietary information and intellectual property rights and to sell video game software to LICENSEE upon the terms and conditions set forth in this Agreement.

2.   DEFINITIONS

    2.1 "Artwork" shall mean the final art and mechanical formats for the Licensed
Product including the Game Cartridge box, user instruction manual with consumer precautions and warranty, Game Cartridge label and inserts.

    2.2 "Competing Systems" shall mean hardware platforms, whether marketed now or in the future, designed to play interactive video games, including, but without limitation: Apple/Bandai Pippin or Atmark, Atari Jaguar, Atari Lynx, 3DO Real, Matsushita M2, Phillips CD-I Interactive Player, Sega Master System, Sega Genesis,
Sega CD, Sega Game Gear, Sega CD/X, Sega Nomad, Sega 32X, Sega Saturn, Sega
Pico,
Sony PSX/Playstation and SNK Neo Geo.

    2.3 "Effective Date" shall mean the last date in which all parties shall have signed this Agreement.

    2.4 "Exclusive Licensed Product" shall mean the audiovisual work tentatively entitled "ROBOTECH CRYSTAL DREAMS", in its current form and as hereafter developed, including any adaptation, translation, derivative, sequel or substantially similar game which is sold by LICENSEE as a Licensed Product under this Agreement.

    2.5 "Game Cartridge(s)" shall mean interchangeable plastic cartridges adapted for use with the N64 System, housing the Game embodied in electronic memory devices or comparable medium authorized by NINTENDO for storing and playing Games on the N64 System.

    2.6 "Game(s)" shall mean video game software compatible with the N64 System developed under this Agreement.

    2.7 "Guidelines" shall mean the "Nintendo 64 Packaging Guidelines" and the "Nintendo 64 Development Manual" setting forth trademark, copyright and related artwork standards, as published from time to time by NINTENDO.

    2.8 "Independent Contractor" shall mean any third party agent, consultant, contractor or independent programmer, other than LICENSEE.

    2.9 "Licensed Copyright(s)" shall mean various copyrights in printed materials, art or logo designs, trade dress, computer software, microcode, electronic circuitry and rights in integrated circuit layout designs employed in the N64 System.

    2.10 "Licensed Intellectual Properties" shall mean individually, collectively or in any combination, the Licensed Inventions, Licensed Proprietary Information, Licensed Copyrights and Licensed Trademarks.

    2.11 "Licensed Invention(s)" shall mean improvements and inventions concerning the N64 System, including inventions which are or may become the subject matter of various patents or patent applications.

    2.12 "Licensed Product(s)" shall mean Game Cartridges (or comparable medium authorized by Nintendo) for employing the Licensed Intellectual Properties and having electronic memory devices storing the Games.

    2.13 "Licensed Proprietary Information" shall mean any of the following information relating to the N64 System: (a) all current or future information, know-how, techniques, methods, information, tools, emulator boards, software development specifications, and/or trade secrets, (b) any patents or patent applications,
(c) any business, marketing or sales data information, and (d) any other information or data relating to development, design, operation, manufacturing, marketing or sales. "Licensed Proprietary Information" shall include information disclosed to LICENSEE by NINTENDO, NINTENDO's affiliated companies, SGI, and/or other third parties working with NINTENDO. Such Licensed Proprietary Information shall include all confidential information disclosed, whether in writing, orally, visually, or in the form of drawings, technical specifications, software, samples, pictures, models, recordings, or other tangible items which contain or manifest, in any form, the Licensed Proprietary Information.
Licensed Proprietary Information shall not include: (a) data and information which was in the public domain prior to LICENSEE's receipt of the same hereunder, or which subsequently becomes part of the public domain by publication or otherwise, except by LICENSEE's wrongful act or omission, (b) data and information which LICENSEE can demonstrate, through written records kept in the ordinary course of business, was in its possession without restriction on use or disclosure, prior to its receipt of the same hereunder and was not acquired directly or indirectly from NINTENDO under an obligation of confidentiality which is still in force, (c) data and information which
LICENSEE can show was received by it from a third party who did not acquire the same directly or indirectly from NINTENDO and to whom LICENSEE has no obligation of confidentiality, and (d) data and information which is required to be disclosed by an authorized governmental or judicial entity, provided that LICENSEE shall notify NINTENDO at least thirty (30) days prior to such disclosure.

   2.14 "Licensed Trademarks" shall mean registered and unregistered trademarks and trademark applications used in connection with the N64 System, including "Nintendoregistered trademark", "Nintendo 64registered trademark"', "N64trademark," "Official Nintendo Seal of Qualityregistered trademark" and trade dress in the N64 System.

   2.15 "Marketing Materials" shall mean marketing, advertising or promotional materials which incorporate the Licensed Intellectual Properties which are developed by or for LICENSEE to promote the sale of the Licensed Products.

   2.16 "N64 Letter Agreement" shall mean the letter agreement between the parties dated 1/27/95 referring to the Exclusive Licensed Product.

   2.17 "NCL" shall mean NINTENDO's parent company, Nintendo Co., Ltd. of Kyoto, Japan.

   2.18 "Nintendo 64 System" and "N64 System" shall mean the 64-bit Nintendo 64 video game system, including the hardware, software and input controller marketed by NINTENDO and Nintendo Co., Ltd.

   2.19 "Other Agreements" shall mean that certain Product Developer Non-Disclosure Agreement for Nintendo 64 entered into between NINTENDO and LICENSEE with an effective date of 2/2/95.

   2.20 "Product Proposal" shall mean a written proposal which provides a detailed explanation of the Game.

   2.21 "Schedule 1" shall mean the "Nintendo of America Inc. Price Sheet N64 Licensed Game Paks" attached to this Agreement and incorporated by reference into this Agreement.

   2.22 "SGI" shall mean Silicon Graphics, Inc. and/or MIPS Technologies, Inc.

   2.23  "Term" shall mean (**) years from the Effective Date.

   2.24 "Territory" shall mean all countries within the Western Hemisphere, including the United States, Canada, South America, Central America, Mexico and all applicable territories and possessions.

3.   GRANT OF LICENSE: RESERVATION OF RIGHTS BY NINTENDO

     3.1 Grant. For the Term and in the Territory, NINTENDO hereby grants to LICENSEE, and LICENSEE hereby accepts under the terms and conditions set forth in this Agreement, a nonexclusive license to employ the Licensed Intellectual Properties solely to develop and sell video games incorporated into Game Cartridges for play on the
N64 System. Except as may be permitted under a separate written authorization from NINTENDO or Nintendo Co., Ltd., LICENSEE shall not use the Licensed Intellectual Properties for any other purpose.

     3.2 Reservation of Rights in the Licensed Intellectual Properties. LICENSEE acknowledges NINTENDO and Nintendo Co., Ltd.'s right, title, and interest in and to the
Licensed Intellectual Properties and the goodwill associated with the Licensed Trademarks. LICENSEE will not at any time do or cause to be done any act or thing which in any way impairs or is intended to impair any part of such right, title, interest or goodwill.
LICENSEE shall not represent that it has any ownership in the Licensed Intellectual Properties. Use of the Licensed Intellectual Properties shall not create any right, title or interest therein in LICENSEE's favor.

     3.3 Reservation of Rights of Distribution Outside the Territory. LICENSEE shall market and sell the Licensed Products only in the Territory. LICENSEE shall not directly or indirectly export any Licensed Products from the Territory nor shall LICENSEE knowingly permit or assist any third party in doing so.

     3.4 Reservation of Rights to Reverse Engineer. LICENSEE may utilize and study the design, performance and operation of the N64 System and the Licensed Proprietary Information solely for the purpose of developing software which is compatible with the N64 System for license under this Agreement. LICENSEE shall not, directly or indirectly, reverse engineer or aid or assist in the reverse engineering of all or any part of the N64 System, including the hardware, software, input controller and/or tools. For purposes of this Agreement, "reverse engineering" shall mean: (a) the x-ray electronic scanning and/or physical or chemical stripping of semiconductor components;
(b) the disassembly, decompilation, decryption, simulation, debugging or code tracing of microcode; and/or (c) the disassembly, decompilation, decryption, simulation, debugging or code tracing of object code or executable code, specifically including, but not limited to, any NINTENDO supplied or developed libraries or microcode. The limitations set forth in this Section 3.4 shall not preclude LICENSEE from engaging in reverse engineering of any Game code which was developed solely by LICENSEE and related only to the Game and was not supplied by nor derived from any code supplied by NINTENDO.

     3.5 Reservation of Rights of Electronic Transmission. LICENSEE shall not directly or indirectly duplicate, distribute or transmit Games via electronic means or any other means now known or hereafter devised, including without limitation, wireless, cable, fiber optic means, telephone lines, satellite transmission, microwave or radio waves or over a network of interconnected computers or other devices.
Notwithstanding this
limitation, LICENSEE shall not be prohibited from the electronic transmission of Games during the development process for the sole purpose of facilitating development; provided, however, that no right of retransmission shall attach to any such transmission, and, provided further, that LICENSEE shall use reasonable security measures, customary within the industry, to reduce the risk of unauthorized interception or retransmission of such transmissions.

     3.6 Notification Obligations. LICENSEE shall promptly notify NINTENDO of the loss or unauthorized use or disclosure of any Licensed Proprietary Information and shall promptly act to recover any such information and/or prevent further breach of the confidentiality obligations herein.

4.   CONFIDENTIALITY

     4.1 Disclosure of Proprietary Information. NINTENDO has and shall during the Term provide LICENSEE with highly proprietary development information, development tools, emulation systems, programming specifications and related resources and information constituting and incorporating the Licensed Proprietary Information to enable LICENSEE to develop video games for use with the N64 System.

     4.2 Confidentiality of Licensed Proprietary Information. LICENSEE shall maintain all Licensed Proprietary Information as strictly confidential and will use such
Licensed Proprietary Information only in accordance with this Agreement. LICENSEE shall limit access to the Licensed Proprietary Information to LICENSEE's employees having a strict need to know and shall advise such employees of their obligation of confidentiality as provided herein. LICENSEE shall require each such employee to retain in confidence the Licensed Proprietary Information pursuant to a written non-disclosure agreement between LICENSEE and such employee. LICENSEE shall use its best efforts to ensure that its employees working with or otherwise having access to Licensed
Proprietary Information shall not disclose or make unauthorized use of the Licensed
Proprietary Information.

     4.3 Agent/Consultant Confidentiality. LICENSEE shall not disclose the Licensed Proprietary Information to any Independent Contractor without NINTENDO's prior written approval. Each approved Independent Contractor shall be required to enter into a written non-disclosure agreement with NINTENDO prior to receiving any access to or disclosure of the Licensed Proprietary Information.

     4.4 SGI as a Third-Party Beneficiary. LICENSEE hereby acknowledges and agrees that SGI shall be a third-party beneficiary of LICENSEE's confidentiality obligations as set forth in this Section 4.

5.   DEVELOPMENT; QUALITY STANDARDS;
     ARTWORK; MANUFACTURING

     5.1 Development and Sale of the N64 System Programs. During the Term, LICENSEE may develop Games and/or sell Licensed Products for the N64 System in accordance with this Agreement.

     5.2 Exclusivity; Exclusive Licensed Product. For the Exclusive Licensed Product, LICENSEE agrees that, commencing on the Effective Date and continuing for a period of one (1) year from NINTENDO's first shipment of such Exclusive Licensed Product to LICENSEE, the Game incorporated into such Exclusive Licensed Product shall not be sold anywhere in the Territory by LICENSEE or by any third party for play on any Competing System. Except as provided herein with regard to the Exclusive Licensed Product, or as may otherwise be limited by the legitimate intellectual property rights of NINTENDO or any third party, LICENSEE shall retain all rights with regard to the adaptation of Games for development and sale in any other format, including on any
Competing System.

     5.3 Submission of Game Concept. Before commencing development of a Game, LICENSEE shall submit to NINTENDO for approval, a Product Proposal. Such Product Proposal must include a detailed explanation of the manner in which the Game will utilize and exploit: (a) the unique 3-D capabilities and high quality graphics display of the N64 System; (b) the complex, high-capacity processing speed of the N64 System;
and, (c) the dynamic interfaces and touch control features of the unique N64 System controller. For that purpose, the Product Proposal shall include: (a) a description of the proposed Game; (b) the development team profile, including information regarding any
Independent Contractor which LICENSEE proposes to retain to work on the Game;
(c) a
description of any special hardware or software requirements; and, (d) the anticipated completion date of the proposed Licensed Product. Subsequent to acceptance and approval of a Product Proposal, LICENSEE shall notify NINTENDO in writing of any material proposed changes in the Product Proposal and/or the proposed Licensed Product.
From time to time, at approximately quarterly intervals or such other reasonable times
NINTENDO may establish for purposes of ensuring utilization and exploitation of the
N64 System in the manner set forth above, LICENSEE shall submit work-in-progress on the Game to NINTENDO for further review in accordance with the criteria set forth herein. NINTENDO shall not unreasonably withhold or delay any approval provided for herein.

     5.4 Delivery of Completed Game. Upon completion of a Game, LICENSEE shall deliver to NINTENDO one (1) prototype of the Game in a format specified by NINTENDO, together with written user instructions and a complete screen text script.
NINTENDO shall promptly evaluate the Game with regard to: (a) its technical compatibility with and error-free operation on the N64 System; (b) the suitability of the
Game content, taking into account reasonable standards set forth in the Guidelines; and,
(c) whether the Game achieves the objectives set forth in LICENSEE's approved Product
Proposal. LICENSEE shall have satisfied the Game content suitability criteria by providing NINTENDO with proof that the Game has been provided with a certificate of a rating other than ADULTS ONLY (or its equivalent) from the Entertainment Software
Ratings Board or comparable independent ratings body which reviews and certifies product for violent or sexual content.

     5.5 Approval of Completed Game. NINTENDO shall, within a reasonable period of time after receipt, approve or disapprove such Game. If such Game is disapproved, NINTENDO shall specify in writing the reasons for such disapproval and state what corrections and/or improvements are necessary. After making the necessary corrections and/or improvements, LICENSEE shall submit a revised Game for approval by NINTENDO. The approval of any Game by NINTENDO shall not relieve LICENSEE of its sole responsibility for the development, quality and operation of the Game or in any way create any warranty for a Licensed Product by NINTENDO. NINTENDO shall not unreasonably withhold or delay any approval provided for herein.

     5.6 Development and Quality of Artwork. In connection with the submission of a proposed Licensed Product to NINTENDO, LICENSEE shall submit all Artwork to NINTENDO. All Artwork shall conform to the requirements set forth in the Guidelines.
Within fifteen (15) business days of receipt of the Artwork, NINTENDO shall approve or disapprove the Artwork based upon the Guidelines. If any of the Artwork is disapproved,
NINTENDO shall specify in writing the reasons for such disapproval and state what corrections and/or improvements are necessary. After making the necessary corrections and/or improvements to the disapproved Artwork, LICENSEE shall resubmit new Artwork for approval by NINTENDO. NINTENDO shall not unreasonably withhold or delay its approval of any Artwork.

     5.7 Appointment of NCL as Manufacturer. LICENSEE hereby appoints NCL, and NCL hereby accepts appointment, as manufacturer of the Licensed Products. LICENSEE shall purchase from NCL through NINTENDO all of its requirements for the
Licensed Products. NCL shall have the sole responsibility for establishing and fulfilling all aspects of the manufacturing process, including selecting the location of and specifications for any manufacturing facilities, appointing suppliers and subcontractors, and managing all work-in-progress and finished goods inventory. NCL shall acquire and retain responsibility for all equipment, tooling, molds or masks used in connection with the manufacture of the Licensed Products.

     5.8 Manufacture of Licensed Products. Upon approval of a Game and the Artwork and upon receipt from LICENSEE of an order in accordance with Section 7 herein, NCL will manufacture the Licensed Products for LICENSEE, including the Artwork.

     5.9 Retention of Sample Licensed Products. NCL may, at its own expense, manufacture samples of the Licensed Products, only to the extent necessary, to be used by
NINTENDO for archival purposes, legal proceedings against infringers of the Licensed
Intellectual Properties, and for other lawful purposes.

6.   PURCHASE PRICE; PAYMENT; DELIVERY
     OF COMPLETED LICENSED PRODUCT

     6.1 Minimum Initial Orders. Upon placement of an initial order, LICENSEE shall order a minimum quantity of (**) units of a Licensed Product.

     6.2 Subsequent Minimum Orders. LICENSEE may subsequently order additional Licensed Product in a minimum quantity of (**) units per title.

     6.3 Purchase Price. The purchase price to be paid by LICENSEE to NINTENDO for the Licensed Products shall be in accordance with NINTENDO's pricing schedule currently set forth in the attached Schedule 1. The purchase price includes the cost of manufacturing, printing and packaging the Licensed Products and a royalty for the use of the Licensed Intellectual Properties. Schedule 1 is subject to change by NINTENDO at any time without notice.

     6.4 Payment. At the time an order is placed, LICENSEE shall provide to NINTENDO an irrevocable letter of credit in favor of NINTENDO and payable at sight, issued by a bank acceptable to NINTENDO and confirmed, at LICENSEE's expense, if requested by NINTENDO. The letter of credit shall be in United States dollars in an amount equal to the purchase price of the Licensed Products ordered.
All associated
banking charges are for LICENSEE's account.

     6.5  Shipment and Delivery.  The Licensed Products shall be delivered
F.O.B.
Japan, with shipment at LICENSEE's direction and expense. Orders may be delivered by
NINTENDO in partial shipments, each directed to no more than two (2) destinations designated by LICENSEE in the Territory. Title to the Licensed Products shall vest in accordance with the terms of the applicable letter of credit.

7.   MARKETING, SALE AND RENTAL OF THE LICENSED PRODUCTS

     7.1 Marketing Materials. LICENSEE agrees that any Marketing Materials shall all be of high quality and shall comply with the Guidelines.

     7.2 Submission of Proposed Marketing Materials. Prior to actual use or distribution, LICENSEE shall submit to NINTENDO for review and evaluation initial samples of all Marketing Materials. NINTENDO shall, within fifteen (15) business days of receipt of such samples, approve or disapprove of the quality of such samples. If any of the samples are disapproved as to quality, NINTENDO shall specify the reasons for such disapproval and state what corrections and/or improvements are necessary.
 After
making the necessary corrections and/or improvements to the disapproved samples, LICENSEE may resubmit new samples for approval by NINTENDO as to quality. No Marketing Materials shall be distributed or utilized by LICENSEE without obtaining prior written approval as to quality by NINTENDO. NINTENDO shall not unreasonably withhold or delay its approval of the proposed Marketing Materials.

     7.3 Warranty and Repair. With respect to the Licensed Product, LICENSEE shall provide to the original consumer a minimum ninety (90) day limited warranty, comparable to that offered by NINTENDO. LICENSEE shall also provide to the original consumer, either directly or indirectly through authorized service centers, reasonably accessible product service, including out-of-warranty service for a period of three (3) years following sale of the Licensed Product. In the event LICENSEE is unable to obtain sufficient quantities of repair parts for service obligations from defective and/or product returns, NINTENDO shall cooperate in providing reasonable quantities of repair parts to
LICENSEE at its standard cost.

     7.4 Business Facilities: Sales of Game Cartridges. LICENSEE agrees to develop, maintain and utilize during the Term: (a) suitable office facilities within the
Territory, adequately staffed to enable LICENSEE to fulfill all responsibilities under this
Agreement; (b) necessary warehouse, distribution, marketing, sales, collection and credit operations to facilitate proper handling of the Licensed Product; and, (c) customer service and game counseling support, including telephone service, to adequately support the
Licensed Product.

     7.5 Defects; Recall. In the event of a material programming defect in the Licensed Product, which defect in the reasonable judgment of NINTENDO would significantly impair the ability of a consumer to play the Licensed Product, NINTENDO may require the LICENSEE to recall the Licensed Product and undertake suitable repairs or replacements prior to sale.

     7.6 Rental. In the event LICENSEE elects to engage in the commercial rental of the Licensed Products within the Territory on such terms and conditions as
 LICENSEE
shall determine, LICENSEE shall secure appropriate authorizations and/or assignments from the author(s) of the copyrightable elements in the computer programs for the
Licensed Product. LICENSEE shall clearly provide notice on the Artwork for each
Licensed Product of any rental right or reservation thereof.

     7.7 Nintendo Promotional Materials, Publications and Events. At its option,
NINTENDO may: (a) insert in the packaging for the Licensed Product promotional materials concerning Nintendo Powerregistered trademark magazine; (b) utilize screen shots, package art and related art and information regarding the Licensed Product in Nintendo Powerregistered trademark or other media or marketing programs which promote NINTENDO products; and (c) exercise public performance rights of the Licensed Product, related trademarks and art in
NINTENDO sponsored contests, tours and events which generally promote NINTENDO products.

8.   LICENSEE'S COPYRIGHTS AND TRADEMARKS

     8.1 Copyright and Trademark Warranties. LICENSEE represents and warrants that, throughout the Territory, LICENSEE is either: (a) the sole owner of all right, title and interest in and to the trademarks, copyrights and Artwork used on or in association with the Licensed Products; or (b) the holder of sufficient rights to the trademarks, copyrights and Artwork which have been licensed from a third party for use in the
Licensed Product.

     8.2 Licensee's Indemnification. LICENSEE shall indemnify and hold NINTENDO harmless from any claims, losses, liabilities, damages, expenses and costs,
including, without limitation, reasonable attorneys' fees and costs, which result from: (a) a breach of any of the representations or warranties provided by LICENSEE herein; (b) any claim of infringement of any third party's intellectual property rights with respect to the Licensed Product, excluding claims based solely upon NINTENDO's trademarks, copyrights and patents; or, (c) any claim of bodily injury (including death) or property damage arising out of, or in connection with, the development, sale and/or use of any of the Licensed Products. NINTENDO shall give LICENSEE prompt written notice of the assertion of any such claim and provided, further, that LICENSEE shall have the right to select counsel and control the defense and/or settlement of any such claim, subject to the right of NINTENDO to participate in any such action or proceeding at its own expense with counsel of its own choice.

     8.3 Insurance. LICENSEE shall, at its own expense, obtain a policy of general liability insurance by a recognized insurance company. Such policy of insurance shall be in an amount of not less than Five Million Dollars ($5,000,000 USD) and shall provide for adequate protection against any suits, claims, loss or damage or any alleged intellectual property infringements by the Licensed Products. Such policy shall name
NINTENDO as an additional insured and may not be canceled without thirty
(30) days
prior written notice to NINTENDO. A Certificate of Insurance shall be provided to
NINTENDO's Licensing Department within thirty (30) days of the Effective Date.
 If
LICENSEE fails to maintain such insurance during the Term, NINTENDO may secure and maintain such insurance at LICENSEE's expense.

9.   LIMITATION OF LIABILITY

     9.1 Disclaimer of Licensed Intellectual Properties. NINTENDO makes no representations, guarantees or warranties concerning the scope or validity of the Licensed
Intellectual Properties, and does not warrant that the sale of the Licensed Products by
LICENSEE will not infringe upon the patent, trade secret, copyright, mask work or trademark rights of another in the Territory. THE RISK OF INFRINGEMENT IS HEREBY ASSUMED BY LICENSEE.

     9.2 Warranty Disclaimer. NINTENDO DISCLAIMS ANY AND ALL WARRANTIES OF THE LICENSED PRODUCTS AS BETWEEN NINTENDO AND LICENSEE AND AS BETWEEN NINTENDO AND ANY THIRD PARTY PURCHASERS FROM LICENSEE. LICENSEE PURCHASES AND ACCEPTS ALL LICENSED PRODUCTS FROM NINTENDO ON AN "AS IS" AND "WHERE IS" BASIS AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED. WITH RESPECT TO THE LICENSED PRODUCTS, NINTENDO DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A GENERAL OR PARTICULAR PURPOSE AND SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES OF LICENSEE, ITS RETAILERS OR CUSTOMERS. LICENSEE SHALL BE SOLELY RESPONSIBLE FOR PROVIDING WARRANTY AND REPAIR/REPLACEMENT SERVICES FOR
ANY DEFECTIVE LICENSED PRODUCTS.

10.  INFRINGEMENT OF LICENSED INTELLECTUAL PROPERTIES
     AND LICENSEE'S TRADEMARKS AND COPYRIGHTS

     10.1 Reporting. In the event: (a) any claim is asserted against either party alleging that any of the Licensed Intellectual Properties or a Licensed Product constitutes an infringement of another's rights; or, (b) either party discovers that any of the Licensed
Intellectual Properties or LICENSEE's copyrights or trademarks used in connection with the Licensed Products have been infringed by a third party, then the party with such knowledge shall promptly notify the other party.

     10.2 Licensed Intellectual Properties. NINTENDO shall have the sole right, at its expense, to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement by the Licensed Intellectual Properties. LICENSEE agrees to give reasonable assistance in any such legal action, but at no expense to it. NINTENDO shall be entitled to all of the recovery or damages collected as a result of such legal action or negotiated settlement. In the event of a legal action against LICENSEE alleging an infringement by the Licensed Intellectual Properties as incorporated into LICENSEE's
Licensed Products which NINTENDO affirmatively elects in writing not to defend, LICENSEE may defend or settle such legal action, at its option and expense. NINTENDO agrees to provide reasonable assistance in defending any such legal action.
LICENSEE agrees to keep NINTENDO fully informed with respect to developments in any such legal action and to provide NINTENDO reasonable notice of the terms of any proposed settlement and to consider any comments by NINTENDO before settlement is made.

     10.3 Infringement of Licensed Products. LICENSEE shall take reasonable steps to abate any infringement of LICENSEE's copyrights and trademarks in the Licensed
Products. LICENSEE shall also take all reasonable and necessary steps, including legal action, to defend against any alleged infringement caused by any of LICENSEE's software programs developed under this Agreement or any Artwork, title or designation used in conjunction with any of the Licensed Products. NINTENDO shall give to LICENSEE reasonable assistance and cooperation in any such legal action, but at no expense to NINTENDO.

11.  TERM AND TERMINATION

     11.1 Default or Breach. In the event that either party is in default or commits a breach of this Agreement which is not cured within thirty (30) days after written notice thereof, then this Agreement shall automatically terminate on the date specified in such notice.

     11.2 Termination Other Than by Breach. Upon the expiration of this Agreement or its termination other than by LICENSEE's breach, LICENSEE shall have a period of one hundred eighty (180) days to sell any unsold Licensed Products. All Licensed
Products in LICENSEE's control following expiration of such sell-off period, shall be destroyed by LICENSEE within ten (10) days.

     11.3 Termination by LICENSEE's Breach. If this Agreement is terminated by NINTENDO as a result of a breach of its terms and conditions by LICENSEE, LICENSEE shall immediately cease all distribution, promotion or sale of any Licensed
Products. All Licensed Products in LICENSEE's control as of such termination shall be destroyed by LICENSEE within ten (10) days.

     11.4 Licensed Intellectual Property Rights. Upon expiration and/or termination of this Agreement, LICENSEE will cease all use of the Licensed Intellectual Properties for any purpose, and will not disclose to third parties any Licensed Proprietary Information. LICENSEE shall also return to NINTENDO all writings, drawings, models, data and other materials and things in LICENSEE's possession or in the possession of any past or present employee, agent or contractor receiving the information through LICENSEE, which constitute or relate to or disclose any Licensed Proprietary Information without making copies or otherwise retaining any such information.

     11.5 Termination by Nintendo's Breach. If this Agreement is terminated by LICENSEE as a result of a breach of its terms or conditions by NINTENDO, LICENSEE may continue to sell the Licensed Products in the Territory until the expiration of the
Term, at which time the provisions herein relating to termination other than by default of
LICENSEE shall apply to any unsold Licensed Products.

12.   GENERAL PROVISIONS

     12.1 Nonassignability/Sublicensing. This Agreement is personal to LICENSEE and may not be sold, assigned, delegated, sublicensed or otherwise transferred or encumbered, including by operation of law or by the sale or transfer of more than ten percent (10%) of the stock, assets or ownership interest or control of LICENSEE, without the prior written consent of NINTENDO.

     12.2 Force Majeure. Neither party shall be liable for any breach of this Agreement occasioned by any cause beyond the reasonable control of such party, including governmental action, war, riot or civil commotion, fire, natural disaster, labor disputes, restraints affecting shipping or credit, delay of carriers, inadequate supply of suitable materials, or any other cause which could not with reasonable diligence be controlled or prevented by the parties. In the event of material shortages, including shortages of microcomputer chips necessary for production of the Licensed Products,
NINTENDO reserves the right to allocate essential materials among itself and its licensees.

     12.3 Waiver; Severability; Integration. The failure of any party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce such provision. In the event that any term, clause or provision of this Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this
Agreement, and the remaining terms, clauses and provisions shall remain in effect. This
Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, provided, however, that the Other Agreements shall remain in effect, except as may be modified by specific reference herein. All prior negotiations, representations, agreements and understandings, including the N64 Letter Agreement, are merged into, extinguished by and completely expressed by this Agreement. Any amendment to this Agreement shall be in writing, signed by both parties.

     12.4 Governing Law: Venue. This Agreement shall be governed by, subject to and construed under the laws of the State of Washington. Any legal actions prosecuted or instituted by NINTENDO or by LICENSEE under this Agreement, with respect to any matters arising under or growing out of this Agreement, shall only be brought in a court of competent jurisdiction in King County, Washington and each party hereby consents to the jurisdiction and venue of such courts for such purposes.

     12.5 Equitable Relief. LICENSEE acknowledges that in the event of its breach of this Agreement, no adequate remedy at law may be available to NINTENDO and that
NINTENDO shall be entitled to seek injunctive or other equitable relief in addition to any relief available at law.

     12.6 Attorneys' Fees. In the event it is necessary for either party of this Agreement to undertake legal action to enforce any of the terms, conditions or rights contained herein, or to defend any such action, then the prevailing party in any such action shall be entitled to recover from the other party all reasonable attorneys' fees, costs and expenses relating to such legal action.

     12.7 Notices. All notices required or permitted under this Agreement shall be sufficiently given when: (a) personally served or delivered; (b) deposited, postage prepaid, with a guaranteed air courier service, addressed as stated herein, or to such other person or address either party may designate in a notice; or, (c) by facsimile, with an original sent concurrently by first class U.S. mail. Notice shall be deemed effective upon the earlier of actual receipt or two (2) business days after transmittal.

     12.8 Counterparts; Signature by Facsimile. This Agreement may be signed in counterparts, which shall together constitute a complete Agreement. A signature transmitted by facsimile shall be considered an original for purposes of this Agreement.

     IN WITNESS WHEREOF, NINTENDO and LICENSEE have entered into this Agreement on the dates set forth below.


NINTENDO:                                     LICENSEE:
NINTENDO OF AMERICA, INC.                     GAMETEK, INC.


By:   s/ John H. Bauer                      By:         s/ Kelly Sumner
    -------------------                             ---------------------
Its: Executive Vice President,                     Its:  President and Chief
     Administration                                      Operating Officer

Date:         3/31/97                      Date:         26 March 1997
        ---------------------                    --------------------------





                                 SCHEDULE 1

                    NINTENDO OF AMERICA INC. PRICE SHEET

                           N64 LICENSED GAME PAKS


MEMORY CAPACITY                   NOA PRICE

32 Megabit                        $(**)
32 Megabit + E2 ROM               $(**)
64 Megabit                        $(**)
64 Megabit + E2 ROM               $(**)
96 Megabit                        $(**)
96 Megabit + E2 ROM               $(**)

PRICE INCLUDES AN INSTRUCTION MANUAL UP TO 40 PAGES. THERE WILL BE AN EXTRA CHARGE FOR
MANUALS LARGER THAN 40 PAGES (INCLUDING THE FRONT AND BACK COVER).



EXTRA PACKAGING
(MUST BE ORDERED WITH PRODUCT ON SEPARATE PO)

Game Pak Box                      $(**)
Instruction Manual
(under 40 pages)                  $(**)
Instruction Manual
(over 40 pages)                   $(**)
Game Pak Label                    $(**)
Game Pak Poster                   $(**)
Warranty Card  $(**)

ALL PRICES SUBJECT TO CHANGE WITHOUT PRIOR NOTICE
1/30/97